Exhibit 99.1

Aqua Metals Announces Proposed Public Offering of Common Stock

McCarran, Nevada, January 16, 2019 – Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is commercializing its proprietary AquaRefining™ electrochemical lead recycling technology, today announced that it is proposing to offer and sell, subject to market conditions, shares of its common stock in an underwritten public offering. Aqua Metals expects to grant the underwriter a 45-day option to purchase up to an additional 15 percent of the shares of common stock offered in the public offering to cover over-allotments, if any. All of the common shares are being offered by the Company. The final terms of the offering will depend on market and other conditions at the time of pricing, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ: NHLD), is acting as sole book-running manager for the proposed offering.

A shelf registration statement on Form S-3 relating to the shares of common stock being offered was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying base prospectus relating to this offering may also be obtained from: National Securities Corporation, Attention: Christopher Passarelli, 200 Vesey Street, 25th Floor, New York, New York 10281, telephone: (212) 417-8164 or by email at prospectusrequest@nationalsecurities.com. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented AquaRefiningTM technology, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex.

Safe Harbor

This press release contains forward-looking statements regarding the proposed public offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in the section “Risk Factors” included in the preliminary prospectus supplement relating to the offering filed with the SEC on January 16, 2019. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Relations

Darrow Associates

Alison Ziegler

T: (201) 220-2678

aziegler@darrowir.com